EXHIBIT 15.1

True Leaf Reports First Quarter 2020 Financial Results

VERNON, British Columbia, Aug. 29, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced its operating and financial results for the first quarter ended June 30, 2019.

Q1 2020 and Recent Highlights

  Reported revenues from global sales totaling $414,657 (CAD).
  Received nearly $1 million (CAD) in proceeds through a successful warrant exercise.
  Former Mars Petcare executive Kevin Cole joined True Leaf as President of True Leaf Pet.
  Signed first CBD supply agreement with Atalo Holdings.
  Expanded European distribution through agreements with OSCAR Pet Foods in the U.K. and with Pocurull in Spain and Portugal.
  Announced a corporate name change to True Leaf Brands Inc.
  Signed a Memorandum of Understanding with international pet care distributor Eagle Vet, launching True Leaf’s expansion into the Asian market.
  Former Petco executive Allen Fujimoto joined True Leaf as Senior Vice-President, Operations.
  Signed a supply and purchase agreement with top online cannabis marketplace Namaste Technologies to expand its direct-to-consumer distribution network.
  Launched its CBD supplements for dogs at SuperZoo 2019, scheduled to roll out September 30, 2019, to pet retail stores in several U.S. jurisdictions and online.

“During Q1 2020, we completed a number of strategic initiatives, including transitioning to our re-branded True Leaf™ product line and filling two key executive roles in management and operations,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “These efforts supported our growing team and the launch of an expanded range of pet health products with a broader ‘plant-based’ focus.”

Mr. Bomford continued, “With these projects completed, our team is focused on driving sales growth of True Leaf’s re-branded product lines and of the shipment of our new CBD pet products, set to hit store shelves in the U.S. in late September.”

Selected Quarterly Results of Operations (Expressed in Canadian dollars unless otherwise indicated)

Three months ended
Description	June 30, 2019
$
Revenues	414,657
Total operating expenditures	(2,214,825)
Total comprehensive loss for period	(1,997,651)
Basic and diluted Loss per share	(0.02)

For further information, please refer to the Company's Management's Discussion and Analysis for Fiscal First Quarter 2020, published on the Company's website at ir.trueleaf.com.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson / Scott Eckstein (U.S.)
KCSA Strategic Communications
pcarlson@kcsa.com / seckstein@kcsa.com
O: 212-896-1233 / 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.